Exhibit 1

Agreement

The undersigned agree that this Schedule 13D/A, dated August 18, 2009, relating to Common Stock, $.0001 par value, of KapStone Paper and Packaging Corporation is, and any further amendments thereto signed by each of the undersigned shall be filed on behalf of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended..

August 17, 2009
Date

/s/ Matthew Kaplan
Matthew Kaplan

MATTHEW S. KAPLAN, 2008 GRAT UAD 02/27/08

/s/ Matthew Kaplan
Matthew Kaplan, Trustee